Exhibit 99.3

Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

The following unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2003 and the unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2003 are based on the historical financial statements of Dot Hill Systems Corp (“Dot Hill”) and Chaparral Network Storage, Inc. (“Chaparral”) after giving effect to the merger as a purchase of Chaparral by Dot Hill using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

The unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2003 is presented to give effect to the proposed merger as if it occurred on December 31, 2003 and combines the historical balance sheet for Dot Hill and Chaparral at December 31, 2003.  The unaudited pro forma condensed combined consolidated statement of operations of Dot Hill and Chaparral for the year ended December 31, 2003 is presented as if the combination had taken place on January 1, 2003 and, due to different fiscal period ends, combines the historical results of Dot Hill for the year ended December 31, 2003 and the historical results of Chaparral for the twelve months ended December 31, 2003.

Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of Chaparral acquired in connection with the merger, based on their fair values as of the completion of the merger. Independent valuation specialists have conducted an independent valuation in order to assist management of Dot Hill in determining the fair values of a significant portion of these assets. The work performed by the independent valuation specialists has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements.

Based on a preliminary analysis, Dot Hill expects to incur costs of approximately $.7 million for severance or other costs associated with exiting activities of Chaparral. A pro forma adjustment for $.7 million has been included in the unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2003. This estimate is preliminary and subject to change based on Dot Hill’s finalization of its integration plan.

These unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values. Amounts preliminarily allocated to intangible assets with indefinite lives may significantly decrease or be eliminated. Therefore, the actual amounts recorded may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements.

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in Dot Hill’s Annual Report on Form 10-K for its year ended December 31, 2003 and the historical financial statements of Chaparral included elsewhere in this document.

The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Dot Hill that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Dot Hill.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
of Dot Hill Systems Corp. and Chaparral Network Storage, Inc.

At December 31, 2003
(In thousands)

	Historical		Pro Forma Adjustments(1)		Pro Forma Combined
	Dot Hill	Chaparral

Assets
Current assets:
Cash and cash equivalents	$138,563	$2,003	$(62,014	)(a)	$78,552
Short-term investments	52,982	—	—		52,982
Accounts receivable, net	14,558	2,269	(180	)(b)	16,647
Inventories	3,158	1,192	52	(c)	4,402
Prepaid expenses and other	1,836	173	—		2,009
Total current assets	211,097	5,637	(62,142)		154,592

Property and equipment, net	4,791	698	—		5,489
Other assets	2,555	—	—		2,555
Other intangible assets	—	—	10,200	(d)	10,200
Goodwill	—	—	56,591	(e)	56,591
Total assets	$218,443	$6,335	$4,649		$229,427

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$24,533	$1,496	$—		$26,029
Accrued liabilities	6,511	2,000	5,011	(f)(g)	13,522
Deferred revenue	1,028	644	(359	)(h)	1,313
Income taxes payable	1,005	—	—		1,005
Current portion of restructuring accrual	370	—	—		370
Total current liabilities	33,447	4,140	4,652		42,239

Restructuring accrual, net of current portion	554	—	—		554
Note payable	—	5,212	788	(i)	6,000
Accrued interest	—	892			892
Borrowings under lines of credit	247	—	—		247
Other long-term liabilities	62	—	—		62
Total stockholders’ equity (deficit)	184,133	(3,909)	(791	)(j)	179,433
Total liabilities and stockholders’ equity (deficit)	$218,443	$6,335	$4,649		$229,427

(1) The letters refer to a description of the adjustments in Note 2.

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
of Dot Hill Systems Corp. and Chaparral Network Storage, Inc.

Year Ended December 31, 2003
(In thousands, except per share amounts)

	Historical		Pro Forma Adjustments(1)		Pro Forma Combined
	Dot Hill	Chaparral

Net revenue	$187,448	$9,986	$—		$197,434
Cost of goods sold	142,550	9,013	52	(k)	151,615

Gross margin	44,898	973	(52)		45,819

Operating expenses:
Sales and marketing	14,086	3,064	—		17,150
Research and development	11,950	4,853	—		16,803
General and administrative	7,418	3,463	—		10,881
Amortization of intangible assets	—	—	2,965	(d)	2,965
Total operating expenses	33,454	11,380	2,965		47,799

Operating income (loss)	11,444	(10,407)	(3,017)		(1,980)

Other income (expense):
Interest income	716	8	—		724
Interest expense	(105)	(763)	283	(l)	(585)
Other income	164	—	—		164
Total other income (expense), net	775	(755)	283		303
Income (loss) before income taxes	12,219	(11,162)	(2,734)		(1,677)

Income tax expense	(88)	—	—		(88)
Net income (loss)	$12,131	$(11,162)	$(2,734)		$(1,765)

Net income (loss) attributable to common stockholders:
Net income (loss)	$12,131				$(1,765)
Dividends on preferred stock	(141)				(141)
Net income (loss) attributable to common stockholders	$11,990				$(1,906)

Net income (loss) per share
Basic	$0.35				$(0.06)
Diluted	$0.31				$(0.06)

Weighted average shares used to calculate net income (loss) per share:
Basic	33,856				33,856
Diluted	38,164				33,856

(1) The letters refer to a description of the adjustments in Note 2.

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

1.  Basis of Pro Forma Presentation

On February 23, 2004, Dot Hill completed the acquisition of Chaparral, pursuant to the Agreement and Plan of Merger (“Merger Agreement”) between Dot Hill and Chaparral dated February 23, 2004 in a transaction to be accounted for using the purchase method.  The estimated total purchase price of the Chaparral acquisition is as follows (in thousands):

Cash Consideration	$62,014
Estimated Employee change in control agreements	4,060
Estimated amount accrued for severance and integration activities	683
Estimated direct transaction costs	828
Total estimated purchase price	$67,585

The estimated direct transaction costs consist primarily of banking, legal and accounting fees and other directly related charges.

Employee severance costs and costs incurred related to preexisting change in control agreements with Chaparral employees consist of cash payments due upon the closing of the transaction of $3.1 million and $1.4 million in cash payments due subsequent to the closing of the transaction.

The planning process for the integration of Chaparral’s operations may result in additional accruals for severance costs and/or facilities closures in accordance with Emerging Issues Task Force (EITF) Issue No. 95-3. Such accruals would increase the purchase consideration and the allocation of the purchase consideration to goodwill.

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Chaparral’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the transaction.  Based on preliminary valuation, and subject to material changes and other factors as described in the introduction to these unaudited pro forma condensed combined consolidated financial statements, The following represents the preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Chaparral as of December 31, 2003 (in thousands):

Preliminary estimated purchase price allocation:
Net tangible assets	$(3,906)
Amortizable intangible assets:
Customer relationships	2,500
Developed and core technology	7,600
Backlog	100
Goodwill	56,591
In-process research and development	4,700
Total preliminary estimated purchase price allocation	$67,585

Of the total estimated purchase price, a preliminary estimate of $(3.9) million has been allocated to net tangible assets acquired and $10.2 million has been allocated to amortizable intangible assets acquired.  The depreciation and amortization related to the fair value adjustment to acquired net tangible and intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statement of operations.

Developed technology, which is comprised of products that have reached technological feasibility, include products in all of Chaparral’s product lines, principally the Chaparral RIO and RIVA high performance external RAID controllers. Core technology represents a combination of Chaparral processes, patents and trade secrets developed through years of experience in design and development. Chaparral’s technology and products include specialized storage appliances as well as high-performance, mid-range RAID controllers and data routers. This proprietary know-how can be leveraged by Chaparral to develop new technology and improved products and manufacturing processes. Dot Hill expects to amortize the developed and core technology and patents on a straight-line basis over an estimated life of 2.5 to 4.5 years.

Customer relationships represent Chaparral’s relationships with original equipment manufacturers and value added resellers and distributors in the storage area network industry and specifically the external controller market.  Dot Hill expects to amortize the fair value of these assets on a straight-line basis over an estimated life of 3.5 years.

Of the total estimated purchase price, approximately $56.6 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets.

In accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill or intangible assets with indefinite lives has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Of the total estimated purchase price, $4.7 million has been allocated to in-process research and development and will be charged to expense in the period during which the transaction is completed. Due to its non-recurring nature, the in-process research and development expense has been excluded from the unaudited pro forma condensed combined consolidated statement of operations.

Chaparral is currently developing new products that qualify as in-process research and development in multiple product areas. Projects that qualify as in-process research and development represent those that have not yet reached technological feasibility. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no remaining risk relating to the development.

Chaparral is currently involved in numerous research and development projects, which are focused on developing new products, integrating new technologies, improving product performance and broadening features and functionalities. There is a risk that these developments and enhancements will not be competitive with other products using alternative technologies that offer comparable functionality.

The value assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Chaparral and its competitors.

The rate utilized to discount the net cash flows to their present value are based on Chaparral’s weighted average cost of capital. The weighted average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, a discount rate of approximately 22% was deemed appropriate for valuing the in-process research and development.

The estimates used in valuing in-process research and development was based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. Accordingly, actual results may vary from the projected results.

2.  Pro Forma Adjustments (in thousands)

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Chaparral’s net tangible and intangible assets to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets.

Intercompany balances or transactions between Dot Hill and Chaparral were not significant. No pro forma adjustments were required to conform Chaparral’s accounting policies to Dot Hill’s accounting policies. Certain reclassifications have been made to conform Chaparral’s historical amounts to Dot Hill’s presentation.

The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Dot Hill and Chaparral filed consolidated income tax returns during the periods presented.

Dot Hill has not identified any preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)          Adjustment to record the cash consideration paid to acquire the outstanding shares of Chaparral.

(b)         Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Chaparral’s accounts receivable.

(c)          Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Chaparral’s inventory.

(d)         Adjustments to reflect the estimate of the fair value of amortizable intangible assets and the resulting increase in amortization expense, as follows (in thousands):

	Historical Amounts, Net	Preliminary Fair Value Net	Increase	Amortization	Useful Lives (Years)
Developed and core technology	$—	$7,600	$7,600	$2,151	2.5 to 4.5
Customer relationships	—	2,500	2,500	714	3.5
Backlog	—	100	100	100	0.8

	$—	$10,200	$10,200	$2,965

(e)          Adjustment to reflect the preliminary estimate of the fair value of goodwill.

(f)            Adjustments to reflect the estimated direct transaction costs and estimated costs for the integration of Chaparral and Dot Hill (in thousands):

Estimated direct transaction costs	$828
Estimated cost for integration activities	683
Estimated change in control agreements	4,060
$5,571

(g)         Adjustment of $(560) to record the difference between the preliminary estimate of the fair value and the historical amount of accrued liabilities.

(h)         Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Chaparral’s deferred revenue.

(i)             Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Chaparral’s note payable.

(j)             Adjustments to stockholders’ equity (deficit) (in thousands):

To record the preliminary estimate of the fair value of in-process research and development	$4,700

To eliminate Chaparral’s historical Stockholders’ deficit	(3,909)
$(791)

(k)          Adjustments to cost of goods sold (in thousands):

To record the related cost of products sold resulting from the increase in inventory to its estimated fair value	$52

(l)             To adjust interest expense based on the preliminary estimate of the fair value and historical amount of Chaparral’s note payable.

3.  Pro Forma Earnings Per Share

As Dot Hill issued no common shares as consideration in the transaction, pro forma basic and diluted earnings per share are based on the weighted average number of shares of Dot Hill common stock outstanding for the period presented.